Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE

FOR IMMEDIATE RELEASE

Sparton Corporation Announces Detailed Results of Its Special Shareholders Meeting

JACKSON, Mich.—October 25, 2004—Sparton Corporation (NYSE:SPA) announced today the detailed voting results on the two measures presented at its special meeting of shareholders originally scheduled for September 24, 2004 and then adjourned until October 15, 2004. At the meeting, in excess of 95% of the shares outstanding were represented in person or by proxy. On the proposal to eliminate cumulative voting in the election of directors, the proposal passed with an affirmative vote of 5,607,704 shares (over 67% of the 8,351,538 shares outstanding and entitled to vote), with 2,335,140 shares voting against the proposal and 15,391 shares abstaining. The proposal to require timely written notice of shareholder nominations for the election of directors also passed with an affirmative vote of 5,783,636 shares (over 69% of the outstanding shares), with 2,162,807 shares voting against the proposal and 11,792 shares abstaining.

Bradley O. Smith, Chairman, and David W. Hockenbrocht, President, of Sparton said “The strong shareholder support for these two measures validates our belief that they are important for the effective functioning of our Board and in the best interests of our shareholders. It appears that substantially all of the votes cast against the measures came from institutional investors which often vote against such measures without any individual analysis. They may also have been influenced by the aggressive and misleading public attack on the measures conducted by one shareholder. Nevertheless, we believe that the shareholders as a whole reached the right result, and we are extremely pleased with the large percentage of shares (in excess of 70% of the votes cast) which supported these corporate governance reforms.”

Messrs. Smith and Hockenbrocht continued that “We are disappointed, however, that the principal opponent of these measures has continued its public attack on the results of the voting and the process by which the shareholders were asked to express their views on these significant measures. A majority of the shareholders clearly favored the reforms. We see the adjournment of the meeting as an exercise of shareholders’ rights, specifically contemplated by Ohio law, to permit shareholders the fullest opportunity practicable to express their views. We are also disturbed by the suggestion that there might have been some voting irregularity because Illinois Stock Transfer Company, the inspector of election for the special meeting, also serves as Sparton’s transfer agent, a role played by many transfer agents in many public company elections. That relationship makes them the natural choice to serve as the inspector of election, and it seems to us that this suggestion merely illustrates the desperate and misleading nature of the attack on the reform measures.”

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact Rhonda Aldrich, Sparton Corporation at (517) 787 -8600 or visit the Sparton website at http://www.sparton.com.